Exhibit 99.1

FOR IMMEDIATE RELEASE

November 29, 2012

Owens & Minor Issues Financial Outlook for 2013 at

Annual Investor Day Meeting

Richmond, VA…BUSINESSWIRE…November 29, 2012 – Owens & Minor, Inc. (NYSE-OMI) provided the company’s financial outlook for 2013 at its annual Investor Day meeting, held in New York on Thursday, November 29, 2012.

For 2013, the company is targeting revenue growth of 2% to 4% and adjusted net income per diluted share of $1.90 to $2.00 for the year, which includes operating results from the Movianto acquisition, but excludes exit and realignment costs, as well as transaction-related costs.

A webcast of the investor meeting, featuring members of the Owens & Minor management team and related presentations, is available at www.owens-minor.com under the Investor Relations section.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national distributor of name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor also offers global third-party logistics services to pharmaceutical and medical device manufacturers through its European business unit, Movianto, and through its U.S.-based service, OM HealthCare Logistics. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $1 billion to $4.4 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, healthcare suppliers and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

CONTACTS:

Trudi Allcott, Director, Investor & Media Relations, 804-723-7555; truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556; chuck.graves@owens-minor.com

Source: Owens & Minor